UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2006

Transocean Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	333-75899	66-0582307
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Greenway Plaza, Houston, Texas		77046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 232-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Annual Cash Bonuses

Transocean Inc. ("Transocean," the "Company," "we," "us" or "our") awards annual cash bonus incentives under its Performance Award and Cash Bonus Plan and as contemplated under its Long-Term Incentive Plan ("LTIP"). The amount of an executive's target bonus opportunity, which is expressed as a percentage of base salary, depends primarily upon that individual's position and responsibilities and bonus opportunities provided to comparable positions within our peer group.

Our Executive Compensation Committee ("Committee") has previously determined that the payout for an executive's 2005 bonus consisted of two separate components: the level of achievement of a company-wide financial goal and corporate goals, with the financial goal to be weighted at 30% and the corporate goals at 70%, and with the potential reduction of payout based on our cash flow return on market capitalization ("CFROMC") against established targets, the effect of which could reduce the bonus payment by 0-50%. For 2005, the actual percentage payment would range from 0% to 200% of the target bonus opportunity. The Committee may also use its discretion to adjust payments downward from these amounts or to make additional cash bonus awards beyond the bonus calculation or target opportunity to recognize exceptional individual performance or to take account of other factors.

The financial goals included in the 2005 bonus program for senior management were our 2005 earnings per share ("EPS") as compared to return on equity targets and a measure of cash flow return on capital ("CFROC"), as assessed and ranked to a group of companies within our peer group. Payout of the EPS goal was to be based on minimum, target and maximum levels of achievement. The corporate goals for all senior executives included in the 2005 bonus program included goals related to safety, fleet downtime, marketing, human resource development and cost containment.

The Committee met on February 8, 2006 and reviewed the EPS, CFROC performance, the attainment of the corporate goals and objectives and CFROMC for the year 2005 and also considered other discretionary factors related to individual performance. Based on this review, the Committee determined the amount of the 2005 cash bonuses to be paid to our named executive officers, which are set forth below:

1. Robert L. Long, President and Chief Executive Officer - $750,000;

2. Jean P. Cahuzac, Executive Vice President and Chief Operating Officer - $362,596;

3. Gregory L. Cauthen, Senior Vice President and Chief Financial Officer - $152,274;

4. Eric B. Brown - Senior Vice President, General Counsel and Corporate Secretary $133,686; and

5. Steven L. Newman - Senior Vice President, Human Resources, Information Process Solutions and Treasury - $146,909.

The payout for an executive's 2006 bonus is also based on the level of achievement of a company-wide financial goal and specific corporate goals. The financial goal was weighted at 50% and the corporate goals at 50%. The actual percentage payment can range from 0% to 200% of the target bonus opportunity, depending on the Committee’s evaluation of performance against these goals. For 2006, the CFROMC factor can reduce the overall bonus payout by up to 50%. Additionally, in the event that CFROMC exceeds a threshold target, overall bonus payouts can be increased by up to 50%. The Committee may also use its discretion to adjust payments downward from these amounts or to make additional cash bonus awards beyond the bonus calculation or opportunity to recognize exceptional individual performance or to take account of other factors. The target bonus opportunities for 2006 for each of the named executives remain the same as for 2005 and are as follows:

Robert L. Long - 90%
Jean P. Cahuzac - 75%
Gregory L. Cauthen - 55%
Eric B. Brown - 55%
Steven L. Newman - 50%

The Committee will consider adjusting individual bonus opportunities during the annual review of executive compensation.

The financial goals included in the 2006 bonus program for senior management are our 2006 EPS as compared to return on equity targets and CFROC as assessed and ranked to a group of companies within our peer group. Payout of the EPS goal is to be based on minimum, target and maximum levels of achievement. The corporate goals for all senior executives included in the 2006 bonus program include goals related to safety, project execution and human resource development.

Director Compensation

The Corporate Governance Committee of our board of directors annually reviews the compensation paid to directors to be certain that it is competitive in attracting and retaining qualified directors. Our employees receive no extra pay for serving as directors. For 2006, the board expects to grant deferred units to outside directors under our LTIP equal in value to $128,000, based upon the average closing price of our ordinary shares for the 10 trading days prior to our 2006 annual general meeting of shareholders. This grant will be made immediately after such annual meeting. The units would vest equally over a three year period and would be required to be held by directors until they leave the board. The board may grant directors joining our board after the annual meeting an award but it has not yet made a determination as to the size of that award. The fees and retainers paid to our Chairman, J. Michael Talbert, and our other non-employee board members have not changed.

The board of directors also determined on February 9, 2006 that it intends to vest Mr. Pattarozzi’s unvested deferred units at the time he leaves the board, currently anticipated to be on the date of the 2006 annual general meeting. As previously reported, Mr. Pattarozzi notified the Company that he does not intend to stand for reelection at such meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transocean Inc.

February 14, 2006	By:	William E. Turcotte

Name: William E. Turcotte
Title: Vice President & Associate General Counsel